Exhibit 10.33

October 6, 2004

Mrs. Kathy Khodi

Dear Mrs. Khodi:

I am writing this letter for you to be used as a Summary of Benefits, which I would be available to discuss with you in greater detail, at your earliest convenience.

The items listed below need your attention and some of the items may be time sensitive, so I have highlighted them in bold for your review and action:

•	Continuation of Pay – A direct deposit in the amount of $83,384.88 will be made to your checking account on October 15, 2004. This payment represents six (6) months salary minus applicable taxes, as agreed to by the Executive Committee.

•	2004 Executive Bonus – A direct deposit in the amount of $43,571.02 will be made to your checking account on October 15, 2004. The amount referenced above, represents a 100% payout for the 2004 Executive Bonus program, minus applicable taxes, which Parviz was eligible for at the 30% bonus level.

•	A Life Insurance Claim Form- The Company issued a term life policy on behalf of Parviz, which is payable to you as his beneficiary. You will need to complete the Life Insurance Claim Form, providing a copy of the certificate of death in order for the to be claim to be paid. I have enclosed a copy instruction for filing and a copy of the claim form for your review and action. I will also be available to personally assist you through this process, if you would prefer.

•	A 401(k) distribution form- Our records show that Parviz had a balance of $75,088.01 in the 401K-retirement account. Per our 401K plan you are not be required to withdraw the funds if you have over $5,000.00, unless you wish to do so. Upon your request, the Company could transfer the existing funds into an individual account naming you as the participant or, if you would prefer to liquidate the account you would need to complete the distribution forms enclosed and return it to Carrie Malmgren for processing.

•	COBRA Continuation of Benefits — Your medical, dental and vision benefits are effective until September 30, 2004, after which time you will be eligible to continue your benefits for up to 36 months due to the qualifying event through COBRA. The Silicon Image has agreed to pay your COBRA premiums for a total of six (6) months starting October 1, 2004 through March 31, 2005. Effective April 1, 2005, you will be responsible for the monthly premiums. You will be receiving enrollment applications from our COBRA Administrator TLC, These forms will need to be filled out and returned at your earliest opportunity, but no later than 60-days from September 22, 2004.

Please be aware, that you must elect COBRA Coverage to receive the payment of premiums by Silicon Image. A Certificate of Group Health Plan Coverage has also been provided in your folder, should you need to show proof of prior health coverage.

Section 125 Cafeteria Plan- You FSA Medical Account has a balance of $1125.00. You will need to submit claim forms for any out of pocket medical expenses that you my have incurred by February 28, 2005 this account may be used for any medical expenses incurred through September 22, 2004. After that time, any money left in the account will be forfeited per IRS Regulations. I have included reimbursement claim forms for your convenience.

I want to assist you in any way possible. Please do not hesitate to contact me should you have any questions or need additional assistance. You can reach me on my direct line is (408) 616-1560.

Sincerely,

/s/ Carrie Malmgren

Carrie Malmgren
Human Resources Consultant

Timeline of Events

October 15, 2004	Wire transfer to Checking	$43,571.02 (Bonus)
October 15, 2004	Wire Transfer to Checking	$83,384.88 (lump sum payment for continuation of salary for 6-mos)
October 31, 2004 (or sooner)	Need to send be beneficiary claim statement and copy of death certificate to Silicon Image for processing.	MetLife PH: 925/658-1104
October 31, 2004 (or sooner)	Provide second copy of death certificate to be used by Silicon Image to transfer 401K account into individual account or fill out forms taking distribution.	Fidelity Investments PH: 800/835-5097
November 22, 2004 (or sooner)	Fill out the COBRA Election Claim Forms and mail them back to TLC for processing You only have 60-days from date of termination to file for benefits.	TLC COBRA Administrators (800) 533-0113 X311
February 28, 2004 (or sooner)	You have $1125.00 remaining in the 125 Cafeteria Plan. You will need to submit claims forms any eligible out of pocket expenses. Claim forms have been provided to you for your convenience. You must submit claims before February 28, 2004 in order to get the claims reimbursed.
Pacific Benefits 800/838-4511